Exhibit 99.1

Contact:

Investor Relations

The Blueshirt Group

Todd Friedman, todd@blueshirtgroup.com

Stacie Bosinoff, stacie@blueshirtgroup.com

415-217-7721

Media Relations

Kay Rindels

SPS Commerce

866-245-8100

krindels@spscommerce.com

SPS Commerce Acquires Edifice

Acquisition expands SPS’ leadership in cloud-based supply chain performance management,

increases breadth of its point-of-sale analytic solutions and adds several hundred suppliers to its network

Company to host conference call today at 8:30 a.m. ET

Minneapolis, Minn., August 7, 2012—SPS Commerce (Nasdaq: SPSC), a leading provider of on-demand supply chain management solutions, announced today it has acquired Edifice, a leading provider of cloud-based supply chain performance solutions with more than 500 customers worldwide, including many Fortune 1000 suppliers. The acquisition reinforces SPS’ position as the industry’s largest and fastest growing provider of cloud-based supply chain solutions, expanding the company’s point-of-sale (POS) analytic offerings that enhance collaboration among retailers and suppliers to improve efficiency, reduce inventory costs and boost sales.

“Supply chain collaboration, powered by POS analytics, is driving the next wave of efficiency in the retail supply chain,” said Archie Black, CEO of SPS Commerce. “With this acquisition, SPS gains Edifice’s expertise in POS analytics, robust business intelligence solutions and relationships with many of the world’s leading suppliers. We are delighted to welcome Edifice’s team and customers to SPS Commerce.”

Edifice will continue to operate from its headquarters in New Jersey, and sales offices in London and Tokyo.

“Through the dedication and talent of our employees, Edifice has created a market for retail POS analysis and established ourselves as the market leader,” stated John Cornwell, founder and CEO of Edifice. “This acquisition will help us accelerate our growth, giving Edifice customers access to a broader suite of on-demand supply chain services, while allowing them to continue to leverage the solutions and team that brought them to Edifice.”

As part of the SPS Commerce community, Edifice customers will have new opportunities to increase sales, optimize inventory and reduce supply chain costs through:

•	Access to the industry’s most comprehensive set of POS data, allowing them to collaborate with an expanded group of retailers.

•	Value-added solutions and expertise in supply chain integration, e-commerce, item management, warehouse management and fulfillment partner integration.

•	Access to the broadest trading community in the retail supply chain with more than 1,500 prebuilt connections to retailers, grocers and distributors.

To learn more, visit www.spscommerce.com.

Guidance Update

SPS Commerce is making the following adjustments to its previous guidance:

For the third quarter 2012, the Company is increasing its revenue guidance and currently expects revenue to be in the range of $19.6 million to $19.9 million, representing growth of 26% to 28% compared to the third quarter 2011. The Company is lowering its expectations for adjusted EBITDA to be in the range of $1.6 million to $1.9 million, reflecting an impact of $500,000 to $600,000 for the third quarter from the acquisition. The Company expects non-GAAP earnings per diluted share to be in the range of $0.08 to $0.09. The Company expects GAAP loss per diluted share to be in the range of $(0.01) to $(0.02). Non-cash, share-based compensation expense is expected to be approximately $800,000 and amortization is expected to be approximately $560,000 for the third quarter.

For the full year 2012, the Company is increasing revenue guidance and currently expects revenue to be in the range of $75.0 million to $76.0 million, representing growth of 29% to 31% compared to the full year 2011. The Company is lowering adjusted EBITDA and now expects adjusted EBITDA to be in the range of $7.7 million to $8.4 million, reflecting an impact of $700,000 to $900,000 for the full year. The Company expects non-GAAP earnings per diluted share to be in the range of $0.37 to $0.39. The Company expects GAAP earnings per diluted share to be in the range of $0.01 to $0.04. Non-cash, share-based compensation expense is expected to be approximately $3 million and amortization is expected to be approximately $1.8 million for the full year.

Conference Call Information

SPS Commerce will host a teleconference at 8:30 a.m. ET/7:30 a.m. CT today, August 7, 2012. To access the call, please dial (877) 312-7508 or, outside the U.S. (253) 237-1184 at least five minutes prior to the start time. An audio webcast and replay of the call will also be available at http://investors.spscommerce.com/events.cfm. An audio replay of today’s conference call will be available from August 7, 2012 to August 21, 2012 by dialing (855) 859-2056 with the replay passcode 18002562.

About SPS Commerce

SPS Commerce is a leading provider of on-demand supply chain management solutions and the Retail Universe community, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way the retail supply chain community of suppliers, retailers, distributors and other customers build their trading partner relationships and manage and fulfill orders. Our Retail Universe hosts profiles of thousands of retail supply chain members, and enables retailers, suppliers and 3PLs to find, connect and form new business partnerships based on product or integration requirements. The SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 3,000 order management models across 1,500 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 45,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has achieved 46 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com or www.retailuniverse.com.

SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc. Retail Universe is a service mark of SPS Commerce. All other names and trademarks are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release, including those relating to guidance and our ability to accelerate growth, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include less than expected growth in the supply chain management industry, especially for Software-as-a-Service solutions within this industry; lack of acceptance of new solutions we offer; an inability to continue increasing our number of customers or the revenues we derive from our recurring revenue customers; an inability to effectively integrate acquired companies or businesses such as Edifice; and an inability to effectively manage our growth. Certain of these risks and uncertainties are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and other required reports, as filed with the SEC, which are available at the SEC’s Website at http://www.sec.gov. SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SPS-F

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